Mail Stop 6010

      	October 24, 2005

Mr. Richard J. Wehrle
Vice President and Controller
Alamo Group Inc.
1502 East Walnut
Seguin, TX 78155

      Re:	Alamo Group Inc.
      Form 10-K for the fiscal year ended December 31, 2004
      Filed March 11, 2005
      File No. 001-13854

Dear Mr. Wehrle:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,


							Martin F. James
							Senior Assistant Chief
Accountant